UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): December 30, 2008
Enstar Group Limited
(Exact name of registrant as specified in its charter)

Bermuda	001-33289	N/A

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

P.O. Box HM 2267, Windsor Place, 3rd Floor
18 Queen Street, Hamilton HM JX Bermuda	N/A

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (441) 292-3645
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
     On December 30, 2008, Royston Run-Off Limited (“Royston”), an indirect subsidiary of Enstar Group Limited (“Enstar”), completed the previously announced acquisition of Unionamerica Holdings Limited (“Unionamerica”) from St. Paul Fire and Marine Insurance Company, an affiliate of The Travelers Companies, Inc. (“Travelers”). Unionamerica is comprised of the discontinued operations of Travelers’ U.K.-based London Market business, which were placed into run-off between 1992 and 2003.
     The purchase price of $341.3 million was financed by $184.6 million of bank financing (including costs of $6.9 million) provided to Royston through a previously announced Term Facilities Agreement, as further described below; approximately $49.1 million from J.C. Flowers II L.P. (the “Flowers Fund”) by way of its non-voting equity interest in Royston Holdings Ltd., the direct parent company of Royston; and approximately $114.5 million from available cash on hand.
     The Flowers Fund is a private investment fund for which JCF Associates II L.P. is the general partner and J.C. Flowers & Co. LLC is the investment advisor. JCF Associates II L.P. and J.C. Flowers & Co. LLC are controlled by J. Christopher Flowers, a director and one of Enstar’s largest shareholders. In addition, John J. Oros, a director and Enstar’s Executive Chairman, is a Managing Director of J.C. Flowers & Co. LLC. The Flowers Fund has a 30% non-voting equity interest in Royston Holdings Ltd., the direct parent company of Royston.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On December 30, 2008, in connection with the Unionamerica acquisition, Royston borrowed the full amount of the $184.6 million available under the previously announced Term Facilities Agreement (the “Facilities Agreement”) with National Australia Bank Limited (“NABL”). Of that amount, Royston borrowed $152.6 million under Facility A and $32.0 million under Facility B. Enstar has provided a guarantee of all of the obligations of Royston under the Facilities Agreement, however, if NABL’s participation in the facilities is reduced to or below 50% of overall commitments, then Enstar will be released from all obligations as guarantor. Royston incurred $6.9 million in fees in connection with this financing.
     The loans are secured by a lien covering all of the assets of Royston. The interest rate on the Facility A portion is LIBOR plus 3.50% and the interest rate on the Facility B portion is LIBOR plus 4.00%. The current blended rate on the full amount to be borrowed is LIBOR plus 3.59%. During the existence of a payment default, the interest rates will be increased by 1.00%. During the existence of any event of default (as specified in the Facilities Agreement), the lenders may declare that all amounts outstanding under the Facilities Agreement are immediately due and payable, declare that all borrowed amounts be paid upon demand, or proceed against the security. Amounts outstanding under the Facilities Agreement are also subject to acceleration by the lenders in the event of a change of control of Royston, successful application by Royston or certain of its affiliates (other than Enstar) for listing on a stock exchange, or total amounts outstanding under the facilities decreasing below $10.0 million.
     The Facility A portion is repayable within three years from October 3, 2008, the date of the Facilities Agreement. The Facility B portion is repayable within four years from the date of the Facilities Agreement. As disclosed above, the Flowers Fund has a 30% non-voting equity interest in Royston Holdings Ltd., the direct parent company of Royston.

Item 9.01. Financial Statements and Exhibits.
(a)	Financial Statements of Business Acquired.

The required financial statements will be filed no later than March 18, 2009.

(b)	Pro Forma Combined Financial Information.

The required pro forma combined financial information will be filed no later than March 18, 2009.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENSTAR GROUP LIMITED
Date: December 30, 2008	By:	/s/ Richard J. Harris
Richard J. Harris
Chief Financial Officer